Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 333-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414 on Form S-8 and Registration Nos. 333-60350, 333-48841, 333-46676 and 333-165498 on Form S-3 of our reports dated February 13, 2013, relating to the consolidated financial statements and financial statement schedule of Cousins Properties Incorporated and subsidiaries (“the Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 13, 2013